Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2013

MIAMI, FLORIDA, April 15, 2014 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the fourth quarter- and fiscal year-ended December 31, 2013.

Financial Highlights

(in thousands)	Quarter Ended December 31,		%	Fiscal Year Ended December 31,		%
	2013	2012	Change	2013	2012	Change
Net revenue:
Radio	$32,902	32,156	2%	$133,536	121,414	10%
Television	4,620	4,780	(3%)	20,238	18,108	12%
Consolidated	$37,522	36,936	2%	$153,774	139,522	10%
OIBDA, a non-GAAP measure*:
Radio	$12,141	15,219	(20%)	$53,170	52,205	2%
Television	464	335	39%	532	(1,557)	134%
Corporate	(1,903)	(1,955)	(3%)	(9,316)	(7,507)	24%
Consolidated	$10,702	13,599	(21%)	$44,386	43,141	3%
*	Please refer to the Non-GAAP Financial Measures section for a definition and a reconciliation from a non-GAAP to GAAP financial measure.

Discussion and Results

“We generated improved financial and operating results in the past year, reflecting our efforts to build our multimedia brands, while carefully managing our costs,” commented Raul Alarcón, Jr., Chairman and CEO. “Our radio revenue growth exceeded the industry, as we continued to deliver impressive audience shares, while making further inroads in attracting advertisers to our platform. Throughout our history, we have consistently displayed our expertise in launching new formats and growing and sustaining top ranked radio station franchises in the nation’s largest Hispanic markets. At our television operations, we are very pleased to have recorded profitable results for the year. We remain focused on leveraging our diversified media platform to grow our audience shares and garner a greater share of advertising budgets across our markets.”

Quarter End Results

For the quarter-ended December 31, 2013, consolidated net revenues totaled $37.5 million compared to $36.9 million for the same prior year period, resulting in an increase of $0.6 million or 2%. Our radio segment net revenues increased $0.7 million or 2%, primarily due to local sales, special events revenue and interactive sales. The increase in local sales was primarily in our New York, Los Angeles and San Francisco markets. The special events revenue increase took place mainly in our New York market. The increase in interactive sales occurred throughout most of our markets. Our television segment net revenues decreased $0.2 million or 3%, largely due to the decrease in paid-programming.

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OIBDA, a non-GAAP measure, totaled $10.7 million compared to $13.6 million for the same prior year period, representing a decrease of $2.9 million or 21%. Our radio segment OIBDA decreased $3.1 million or 20%, primarily due to the increase in operating expenses of $3.8 million, offset by the increase of net revenue of $0.7 million. Radio station operating expenses increased mainly due to compensation and benefits, special events expenses, legal settlements, music research cost and music license fees. Our television segment OIBDA increased $0.1 million or 39%, primarily due to the decrease in operating expenses. The decrease in television station operating expenses was primarily due to a decrease in rating services cost and barter expense. Our corporate expenses decreased $0.1 million or 3%, mostly due to a decrease in compensation. Please refer to the Non-GAAP Financial Measures section for a definition of OIBDA and a reconciliation from a non-GAAP to GAAP financial measure.

Operating income totaled $9.5 million compared to $12.4 million for the same prior year period, representing a decrease of $2.9 million or 24%. This decrease in operating income was primarily due to the increase in operating expenses.

Year End Results

For the year-ended December 31, 2013, consolidated net revenues totaled $153.8 million compared to $139.5 million for the same prior year period, resulting in an increase of $14.3 million or 10%. Our radio segment net revenues increased $12.1 million or 10%, primarily due to special events revenue, and local, national, barter and interactive sales. The increases in special events revenue, and barter and interactive sales occurred throughout most of our markets. The increase in local sales was primarily in our New York, Los Angeles, Puerto Rico and Miami markets. The increase in national sales took place in our Los Angeles, San Francisco and New York markets. Our television segment net revenues increased $2.1 million or 12%, largely due to the increase in special events revenue, offset by the decreases in local, paid-programming and national spot sales and integrated sales.

OIBDA, a non-GAAP measure, totaled $44.4 million compared to $43.1 million for the same prior year period, representing an increase of $1.2 million or 3%. Our radio segment OIBDA increased $1.0 million or 2%, primarily due to the increase in net revenues of $12.1 million, offset by the increase of station operating expenses of $11.2 million. Radio station operating expenses increased mainly due to increases in special events expenses, compensation and benefits, barter expense, legal settlements and professional fees, which were offset by a decrease in local commissions. Our television segment OIBDA increased $2.1 million, primarily due to the increase in net revenues of $2.1 million. Television station operating expenses were flat compared to the prior year period. Our corporate expenses increased by $1.8 million or 24%, mostly due to an increase in professional fees, offset by compensation and benefits. Please refer to the Non-GAAP Financial Measures section for a definition of OIBDA and a reconciliation from a non-GAAP to GAAP financial measure.

Operating income totaled $38.4 million compared to $37.3 million for the same prior year period, representing an increase of $1.1 million or 3%. This increase in operating income was primarily due to the increase in net revenue.

10 3/4% Series B Cumulative Exchangeable Redeemable Preferred Stock

Voting Rights Triggering Event

Pursuant to the Certificate of Designations, each holder of shares of our Series B preferred stock had the right, on October 15, 2013, to request that we repurchase (subject to the legal availability of funds under Delaware General Corporate Law) all or a portion of such holder’s shares of Series B preferred stock at a purchase price equal to 100% of the liquidation preference of such shares, plus all accumulated and unpaid dividends (as described in more detail below) on those shares to the date of repurchase.

On October 15, 2013, holders of shares of our Series B preferred stock requested that we repurchase 92,223 shares of Series B preferred stock for an aggregate repurchase price of $126.9 million, which included accumulated and unpaid dividends on these shares as of October 15, 2013. We did not have sufficient funds legally available to repurchase all of the Series B preferred stock for which we received requests and instead used the limited funds legally available to us to repurchase 1,800 shares for a purchase price of approximately $2.5 million, which included accrued and unpaid dividends. Consequently, a “voting rights triggering event” occurred (the “Voting Rights Triggering Event”). Following the occurrence, and during the continuation of the Voting Rights Triggering Event, holders of the outstanding Series B preferred stock will be entitled to elect two directors to newly created positions on our Board of Directors, and we will be subject to more restrictive operating covenants, including a prohibition on our ability to incur any additional indebtedness and restrictions on our ability to pay dividends or make distributions, redeem or repurchase securities, make investments, enter into transactions with affiliates or merge or consolidate with (or sell substantially all of our assets to) any other person. The right to elect the two new directors may be exercised initially either at a special meeting of the holders of Series B preferred stock or at any annual meeting of the stockholders held for the purpose of electing directors. On March 11, 2014, we received a request from LBHI, stating that it held more than 10% of the Series B preferred stock, and requesting that we call a special meeting of the Series B preferred stockholders, for the purpose of electing two directors.

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The Voting Rights Triggering Event shall continue until (i) all dividends in arrears shall have been paid in full and (ii) all other failures, breaches or defaults giving rise to such Voting Rights Triggering Event are remedied or waived by the holders of at least a majority of the shares of the then outstanding Series B preferred stock. We do not currently have sufficient funds legally available to be able to satisfy the conditions for terminating the Voting Rights Triggering Event. The indenture governing our Notes currently prohibits us from paying dividends or from repurchasing the Series B preferred stock. See Item 1A. Risk Factors of this Form 10-K for a further discussion of our Series B preferred stock, including the consequences of the occurrence of the Voting Rights Triggering Event.

Quarterly Dividends

Under the terms of our Series B preferred stock, the holders of the outstanding shares of the Series B preferred stock are entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, dividends on the Series B preferred stock at a rate of 10 3/4% per year, of the $1,000 liquidation preference per share. All dividends are cumulative, whether or not earned or declared, and are payable quarterly in arrears on specified dividend payment dates. While the Voting Rights Triggering Event continues, we cannot pay dividends on the Series B preferred stock without causing a breach of covenants under the indenture governing our Notes.

On March 29, 2013 and April 4, 2012, the Board of Directors declared a dividend for the dividend due April 15, 2013 and April 15, 2012, respectively, to the holders of our Series B preferred stock of record as of April 1, 2013 and April 1, 2012, respectively. The dividends of $26.875 per share were paid in cash on April 15, 2013 and April 16, 2012. Additionally, dividends were paid as part of the repurchase of 1,800 shares of Series B preferred stock on October 15, 2013.

Redemption Date Accounting Treatment on the Preferred Stock

Under current accounting principles, prior to October 15, 2013, the Series B preferred stock was considered conditionally redeemable because the Series B preferred stock holders had to request the Series B preferred stock to be repurchased on October 15, 2013. As a result of the request that was made by almost all of the holders of the Series B preferred stock on October 15, 2013 that the stock be repurchased, we assessed that, under applicable accounting principles, the contingent event had occurred and the Series B preferred stock now met the definition of a mandatorily redeemable instrument under Accounting Standards Codification 480 “Distinguishing Liabilities from Equity” (“ASC 480”). Even though under Delaware law, the Series B preferred stock is deemed equity, under ASC 480, if an instrument changes from being conditionally redeemable to mandatorily redeemable, then the financial instrument should be reclassified as a liability. The liability recognized is initially recorded at fair value and the resulting adjustment is recorded in equity so that no gain or loss is recognized on reclassification.

On October 15, 2013, we determined the fair value of the Series B preferred stock outstanding balance of $127.1 million, which included the outstanding shares and accumulated unpaid dividends, to be $39.5 million. Therefore, we recorded an $87.6 million adjustment to reduce the carrying value of the Series B preferred stock and accrued and unpaid dividends to fair value at the redemption date, with an offset to accumulated deficit.

Subsequent Accounting Treatment of the Preferred Stock

In accordance with ASC 480, the Series B preferred stock was re-measured subsequently from the initial measurement date as the amount of cash that would be paid under the conditions specified in the contract, as if the settlement occurred at December 31, 2013, because the final settlement amount to be paid on the Series B preferred stock was uncertain due to its continual accruing quarterly dividends and its uncertain settlement date. The resulting change in that amount from the previous reporting date (i.e. initial measurement date) was recognized as interest expense. Therefore, we recorded an $87.6 million adjustment to increase the Series B preferred stock liability to the contract settlement value as of December 31, 2013 and recorded $2.0 million as dividends on Series B preferred stock classified as interest expense for the accrued dividends from the redemption date to December 31, 2013.

Going forward, the Series B Preferred stock will be measured at subsequent reporting dates at the amount of cash that would be paid under the conditions specified in the contract, as if the settlement occurred at the reporting date, recognizing the resulting change in that amount from the previous reporting date as interest expense. Therefore, the 10 3/4% accruing quarterly dividends will be recorded as interest expense (i.e. “Dividends on Series B preferred stock classified as interest expense”) as required by ASC 480.

Spanish Broadcasting System, Inc.	Page 4

Fourth Quarter 2013 Conference Call

We will host a conference call to discuss our fourth quarter and full year 2013 financial results on Tuesday, April 22, 2014 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-6789 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, May 6, 2014 which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10043028

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns 21 bilingual websites, including www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
José I. Molina	Brad Edwards
Vice President of Finance	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations for the three-months and year ended December 31, 2013 and 2012.

	Three-Months Ended		Year Ended
	December 31,		December 31,
Amounts in thousands, except per share amounts	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net revenue	$37,522	36,936	$153,774	139,522
Station operating expenses	24,917	21,382	100,072	88,874
Corporate expenses	1,903	1,955	9,316	7,507
Depreciation and amortization	1,255	1,342	5,166	5,464
(Gain) loss on the disposal of assets, net	—	(7)	(25)	(15)
Impairment charges and restructuring costs	—	(130)	889	442
Operating income	9,447	12,394	38,356	37,250
Interest expense, net	(9,921)	(9,930)	(39,715)	(36,543)
Series B preferred stock adjustment to contract settlement value at reporting date classified as interest expense	(87,563)	—	(87,563)	—
Dividends on Series B preferred stock classified as interest expense	(2,028)	—	(2,028)	—
Loss on early extinguishment of debt	—	—	—	(391)
(Loss) income before income taxes	(90,065)	2,464	(90,950)	316
Income tax (benefit) expense	(2,896)	(164)	(2,384)	1,597
Net (loss) income	(87,169)	2,628	(88,566)	(1,281)
Series B preferred stock adjustment to fair value at redemption date	87,563	—	87,563	—
Dividends on Series B preferred stock	(413)	(2,481)	(7,859)	(9,927)
Net (loss) income applicable to common stockholders	$(19)	147	$(8,862)	(11,208)
Net loss per common share:
Basic & Diluted	$(0.00)	0.02	$(1.22)	(1.54)
Weighted average common shares outstanding:
Basic & Diluted	7,267	7,267	7,267	7,267

Spanish Broadcasting System, Inc.	Page 6

Non-GAAP Financial Measures

Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs (“OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile OIBDA to operating income (loss) for each segment and consolidated net income (loss), which is the most directly comparable GAAP financial measure.

	Quarter Ended December 31, 2013
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$10,702	12,141	464	(1,903)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,255	481	689	85
(Gain) loss on the disposal of assets, net	—	—	—	—
Impairment charges and restructuring costs	—	—	—	—
Operating Income (Loss)	$9,447	11,660	(225)	(1,988)

	Quarter Ended December 31, 2012
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$13,599	15,219	335	(1,955)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,342	490	777	75
(Gain) loss on the disposal of assets, net	(7)	(7)	—	—
Impairment charges and restructuring costs	(130)	—	—	(130)
Operating Income (Loss)	$12,394	14,736	(442)	(1,900)

	Quarter Ended December 31,
(Unaudited and in thousands)	2013	2012
Operating Income	$9,447	12,394
Other (expense) income:
Interest expense, net	(9,921)	(9,930)
Series B preferred stock adjustment to contract settlement value at reporting date classified as interest expense	(87,563)	—
Dividends on Series B preferred stock classified as interest expense	(2,028)	—
(Loss) income before income taxes	(90,065)	2,464
Income tax benefit	(2,896)	(164)
Net (loss) income	$(87,169)	2,628

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	Year Ended December 31, 2013
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$44,386	53,170	532	(9,316)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	5,166	1,943	2,916	307
(Gain) loss on the disposal of assets, net	(25)	(12)	—	(13)
Impairment charges and restructuring costs	889	86	1,000	(197)
Operating Income (Loss)	$38,356	51,153	(3,384)	(9,413)

	Year Ended December 31, 2012
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$43,141	52,205	(1,557)	(7,507)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	5,464	2,062	2,999	403
(Gain) loss on the disposal of assets, net	(15)	(15)	—	—
Impairment charges and restructuring costs	442	48	11	383
Operating Income (Loss)	$37,250	50,110	(4,567)	(8,293)

	Year Ended December 31,
(Unaudited and in thousands)	2013	2012
Operating Income	$38,356	37,250
Other (expense) income:
Interest expense, net	(39,715)	(36,543)
Series B preferred stock adjustment to contract settlement value at reporting date classified as interest expense	(87,563)	—
Dividends on Series B preferred stock classified as interest expense	(2,028)	—
Loss on early extinguishment of debt	—	(391)
Loss before income taxes	(90,950)	316
Income tax (benefit) expense	(2,384)	1,597
Net loss	$(88,566)	(1,281)

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Non-GAAP Reporting Requirement under our Senior Secured Notes Indenture

Under our Senior Secured Notes Indenture, we are to provide our Senior Secured Noteholders a statement of our “Station Operating Income for the Television Segment,” as defined by the Indenture, for the twelve-month period ended December 31, 2013 and 2012, and a reconciliation of “Station Operating Income for the Television Segment” to the most directly comparable financial measure calculated in accordance with GAAP. In addition, we are to provide our “Secured Leverage Ratio,” as defined by the Indenture, as of December 31, 2013.

Included below is the table that reconciles “Station Operating Income for the Television Segment” to the most directly comparable GAAP financial measure. Also included is our “Secured Leverage Ratio” as of December 31, 2013.

	Twelve-Months Ended	Quarters Ended
	December 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Unaudited and in thousands)	2013	2013	2013	2013	2013
Station Operating Income for the Television Segment, as defined by the Indenture	$997	683	203	251	(140)
Less expenses excluded from Station Operating Income for the Television Segment, as defined by the Indenture, but included in operating income (loss):
Depreciation and amortization	2,916	689	692	761	774
Non-cash barter (income) expense	(3)	(18)	8	5	2
Other	1,468	237	78	116	1,037
GAAP Operating Loss for the Television Segment	$(3,384)	(225)	(575)	(631)	(1,953)

	Twelve-Months Ended	Quarters Ended
	December 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2012	2012	2012	2012	2012
Station Operating Income for the Television Segment, as defined by the Indenture	$(1,582)	370	(89)	(1,028)	(835)
Less expenses excluded from Station Operating Income for the Television Segment, as defined by the Indenture, but included in operating income (loss):
Depreciation and amortization	2,999	777	776	666	780
Non-cash barter (income) expense	(32)	28	(218)	164	(6)
Other	18	7	—	11	—
GAAP Operating Loss for the Television Segment	$(4,567)	(442)	(647)	(1,869)	$(1,609)
As of December 31, 2013
Secured Leverage Ratio, as defined by the Indenture	6.0

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Unaudited Segment Data

We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments:

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Net revenue:
Radio	$32,902	32,156	133,536	121,414
Television	4,620	4,780	20,238	18,108
Consolidated	$37,522	36,936	153,774	139,522
Engineering and programming expenses:
Radio	$6,249	4,902	22,044	20,101
Television	2,435	2,140	8,828	11,144
Consolidated	$8,684	7,042	30,872	31,245
Selling, general and administrative expenses:
Radio	$14,512	12,035	58,322	49,108
Television	1,721	2,305	10,878	8,521
Consolidated	$16,233	14,340	69,200	57,629
Corporate expenses:	$1,903	1,955	9,316	7,507
Depreciation and amortization:
Radio	$481	490	1,943	2,062
Television	689	777	2,916	2,999
Corporate	85	75	307	403
Consolidated	$1,255	1,342	5,166	5,464
(Gain) loss on the disposal of assets, net:
Radio	$—	(7)	(12)	(15)
Television	—	—	—	—
Corporate	—	—	(13)	—
Consolidated	$—	(7)	(25)	(15)
Impairment charges and restructuring costs:
Radio	$—	—	86	48
Television	—	—	1,000	11
Corporate	—	(130)	(197)	383
Consolidated	$—	(130)	889	442
Operating income (loss):
Radio	$11,660	14,736	51,153	50,110
Television	(225)	(442)	(3,384)	(4,567)
Corporate	(1,988)	(1,900)	(9,413)	(8,293)
Consolidated	$9,447	12,394	38,356	37,250

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Selected Unaudited Balance Sheet Information and Other Data:

(Amounts in thousands)	As of December 31, 2013
Cash and cash equivalents	$23,566
Total assets	$461,748
12.5% Senior Secured Notes due 2017, net	$269,138
Other debt	8,262
Total debt	$277,400
Series B preferred stock	$90,549
Accrued Series B preferred stock dividends payable	36,097
Total	$126,646
Total stockholders’ deficit	$(54,449)
Total capitalization	$349,597

	For the Fiscal Year Ended December 31,
	2013	2012
Capital expenditures	$2,307	1,591
Cash paid for income taxes	$—	298